UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2021

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Option and License Agreement

On October 1, 2021 (the “Effective Date”), Voyager Therapeutics, Inc. (the “Company”) entered into an option and license agreement (the “Agreement”) with Pfizer Inc. (“Pfizer”) pursuant to which the Company has granted Pfizer options to receive an exclusive license (each a “License Option”) to novel capsids (“Capsids”) generated from the Company’s TRACER™ (Tropism Redirection of AAV by Cell-type-specific Expression of RNA) screening technology to develop and commercialize certain adeno-associated virus (“AAV”) gene therapy candidates comprised of a Capsid and specified transgenes (the “Pfizer Transgenes”). Under the terms of the Agreement, Pfizer intends to evaluate the potential use of the Capsids in combination with up to two Pfizer Transgenes to help treat respective central nervous system and cardiovascular diseases.

Research and License Option. Immediately following the Effective Date, the Company has agreed to provide Pfizer with certain quantities of materials encoding specified Capsids (the “Existing Capsid Candidates”), such that those Capsids may be evaluated by Pfizer. During the period commencing on the Effective Date and ending on the first anniversary thereof or, in the event Pfizer exercises a License Option, the third anniversary thereof (the “Research Term”), the Company may, at its sole discretion and expense, conduct additional research activities to identify additional proprietary Capsids that may be useful for AAV gene therapies for the treatment of central nervous system or cardiovascular diseases (the “New Capsid Candidates” and together with the Existing Capsid Candidates, the “Capsid Candidates”). The Company has agreed to disclose to Pfizer, on a rolling basis, the performance characteristics identified during the Research Term for such Capsid Candidates. Following such disclosure, Pfizer has the right, in its sole discretion, to select any Capsid Candidate for evaluation to determine its interest in exercising a License Option with respect to such Capsid Candidate. Pfizer may exercise up to two License Options, provided that it may exercise only one License Option for each Pfizer Transgene. The Company has granted Pfizer, effective upon Pfizer’s exercise of a License Option (an “Option Exercise”) with respect to a Capsid Candidate for the Pfizer Transgene identified therein (a “Licensed Capsid”), an exclusive, worldwide license, with the right to sublicense, under certain of the Company’s intellectual property, the rights to develop and commercialize the applicable Licensed Capsid as incorporated into products containing the corresponding Pfizer Transgene (the “Licensed Products”). Additionally, upon such Option Exercise, the parties have agreed that the Company shall provide certain additional know-how that has not been previously provided to Pfizer to enable Pfizer to exploit such Licensed Capsid and the corresponding Pfizer Transgene for use in a Licensed Product. Pfizer may, during the Research Term, conduct additional evaluation of Capsid Candidates and has the right to substitute any other Capsid Candidate for the Licensed Capsid.

Governance.  Subject to the Company’s obligations to disclose New Capsids Candidates and certain know-how, the Company and Pfizer have agreed to conduct their respective research and evaluation activities independently, with communications being managed by two alliance managers comprised of a designee from each of the Company and Pfizer.

Development, Regulatory Approval and Commercialization. Under the Agreement, Pfizer is solely responsible for, and has sole decision-making authority with respect to, development and commercialization of the Licensed Products.  In the event Pfizer exercises a License Option, Pfizer is required to use commercially reasonable efforts to develop and obtain regulatory approval for at least one Licensed Product for each Pfizer Transgene for which Pfizer has exercised its License Option in (i) the United States and (ii) at least one of the following countries: the United Kingdom, France, Germany, Italy, Spain and Japan (each, a “Major Market Country”), subject to certain limitations. Pfizer is also required to use commercially reasonable efforts to commercialize each Licensed Product in the United States and at least one Major Market Country where Pfizer or its designated affiliates or sublicensees has received regulatory approval for such Licensed Product, subject to certain limitations.

Materials for Evaluation. The Company has agreed to provide to Pfizer materials encoding the Existing Capsid Candidates for Pfizer’s evaluation. During the Research Term, if the Company identifies a New Capsid Candidate through a specified screening campaign that has not been previously identified and disclosed to Pfizer, the Company has agreed to, at Pfizer’s request, provide plasmids to Pfizer for the production of such New Capsid Candidates for evaluation as requested by Pfizer. The Company has also granted Pfizer, effective upon an Option Exercise and in addition to its exclusive license under certain of the Company’s intellectual property described above, a non-exclusive license, on a Licensed Capsid-by-Licensed Capsid basis, under certain of the Company’s know-how to exploit the applicable Licensed Capsid as incorporated into Licensed Products containing the corresponding Pfizer Transgene.

Financial. Under the terms of the Agreement, Pfizer has agreed to pay the Company an upfront payment of $30 million (the “Upfront Payment”). Pfizer has also agreed to pay to the Company, upon each Option Exercise, a fee of $10 million. Following each Option Exercise with respect to a Pfizer Transgene, the Company is also eligible to receive specified development, regulatory, and commercialization milestone payments of up to an aggregate of $115 million for the first corresponding Licensed Product to achieve the corresponding milestone. On a Licensed Product-by-Licensed Product basis, the Company is also eligible to receive (a) specified sales milestone payments of up to an aggregate of $175 million per Licensed Product and (b) tiered, escalating royalties in the mid- to high-single-digit percentages of annual net sales of each Licensed Product.  The royalties are subject to potential reductions in customary circumstances including patent claim expiration, payments for certain third-party licenses, and biosimilar market penetration, subject to specified limits.

Intellectual Property.  Under the terms of the Agreement, each party owns the entire right, title, and interest in and to all patents or know-how controlled by such party and existing as of or before the Effective Date, or invented, developed, created, generated or acquired solely by or on behalf of such party after the Effective Date. Subject to certain specified exceptions, any patents and know-how that are invented or otherwise developed jointly by or on behalf of the parties during the term of the Agreement and in the course of the parties’ activities under the Agreement will follow inventorship under U.S. patent law.

Exclusivity. Subject to certain limitations and exceptions, the Company has agreed (i) during the Research Term, not to conduct any internal program or program on behalf of a third party that is directed to development or commercialization of any Capsid Candidates, or grant any third party or affiliate any right or license under the Company’s rights in such Capsid Candidates to exploit any therapeutic product, in combination with any Pfizer Transgene in any indication for therapeutic, diagnostic and prophylactic human and veterinary use; and (ii) after Pfizer’s exercise of a License Option, not to grant any third party or affiliate any right or license under the Company’s patents to exploit any Licensed Capsid in combination with any Pfizer Transgene.

Termination.  Unless earlier terminated, the Agreement expires on the earlier to occur of (i) the first anniversary of the Effective Date, if no License Option is exercised, and (ii) the expiration of the last-to-expire royalty term with respect to all Licensed Products in all countries if at least one License Option is exercised. Subject to a cure period, either party may terminate the Agreement, in whole or in part, subject to specified conditions, in the event of the other party’s uncured material breach. Pfizer may also terminate the Agreement, in whole or in part, subject to specified conditions, for insolvency of the Company, the occurrence of a violation of global trade control laws, or for the Company’s non-compliance with certain anti-bribery or anti-corruption covenants. Pfizer may terminate the Agreement, in whole or in part, for any or no reason upon ninety days’ written notice to the Company.

Upon certain terminations for cause by Pfizer, the licenses granted by the Company to Pfizer under the Agreement shall become irrevocable and perpetual, and all milestone payments and royalties that would have otherwise been payable by Pfizer under such licenses had the Agreement remained in effect would be substantially reduced.

The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2021	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Michael Higgins
Michael Higgins
Interim Chief Executive Officer, President and Director (Principal Executive Officer)